UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2010

Universal Travel Group
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51516 (Commission File Number)	90-0296536 (I.R.S. Employer Identification No.)

Shennan Road, Hualian Center, Room 301 - 309 Shenzhen, People’s Republic of China (Address of principal executive offices) (zip code)

86 755 836 68489 (Registrant’s telephone number, including area code)

Not Applicable .
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 16, 2010,  Mr. Yizhao Zhang resigned as our Chief Financial Officer on the first anniversary of his employment and the expiration of his employment agreement with the company for personal reasons. Mr. Zhang’s resignation is not in connection with any known disagreement with the company on any matter.

On August 17, 2010, the board of directors accepted Mr, Zhang’s resignation and appointed Mr. Jing Xie, the company’s secretary to be the company’s  interim Chief Financial Officer effective from that date until a suitable candidate has been qualified and selected.

Mr. Xie, 28, had been serving as our director and Secretary since December 29, 2006.  Mr. Xie served briefly as our Chief Financial Officer from February 13, 2009 to August 17, 2009. From March 2005 to December 29, 2006, he served as a Deputy General Manager of Shenzhen Yu Zhi Lu Aviation Service Company Limited. Mr. Xie graduated from Economics & Business Faculty, University of Sydney, Australia, with a Bachelor of Commerce degree.

There will be no change in the terms of Mr. Xie’s employment set forth in an employment agreement between Mr. Xie and us dated  February 13, 2009.  Under that agreement, Mr. Xie is to receive compensation consisting of the following: (i) an  annual salary of $30,000, (ii) eligibility to receive bonus compensation and stock options or other equity-based incentives as the discretion of the compensation committee of the Board of Directors, and (iii) medical and dental insurance, (iv) social insurance.

There is no family relationship between Mr. Xie with any of our other officers and directors. Our officers serve at the pleasure of the board.  Except for the aforesaid employment agreement, Mr. Xie has not had any transaction with us since the beginning of our last fiscal year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2010	UNIVERSAL TRAVEL GROUP

By: /s/ Jiangping Jiang
Jiangping Jiang
Chairwoman and Chief Executive Officer